Exhibit 10.3

Execution Version

FALCON MINERALS CORPORATION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 28, 2021, between Falcon Minerals Corporation, a Delaware corporation (the “Company”), and Matthew B. Ockwood (the “Executive”).

W I T N E S E T H

WHEREAS, the Company desires to employ the Executive as the Chief Financial Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Financial Officer of the Company. In this capacity, the Executive shall have the duties, authorities and functions commensurate with the duties, authorities and functions of persons holding such titles in similarly-sized companies, subject to the authority of the Board of Directors of the Company (the “Board”) to reasonably expand or limit such duties, authorities and functions. The Executive’s principal place of employment with the Company shall be in Houston, Texas, provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes. The Executive shall report directly to the Chief Executive Officer.

(b) During the Employment Term, the Executive shall devote substantially all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry activities, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not unreasonably interfere with or conflict with the Executive’s duties hereunder or create a business or fiduciary conflict.

2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term commencing as of the date hereof (the “Effective Date”) and ending on June 28, 2022 (the “Initial Term”). On June 28, 2022 and each anniversary of such date, the term of this Agreement shall be automatically extended for successive one-year periods, provided that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to Section 7 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3. BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of not less than $275,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased, but not decreased (unless such decrease is part of a company-wide or management-wide reduction), from time to time by the Board. The base salary as determined herein and as may be increased from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. INITIAL AWARD; ANNUAL BONUS.

(a) On the Effective Date, the Executive will be granted an award of 60,000 shares of restricted stock, 20,000 shares of which will vest at the end of the Initial Term and 40,000 shares of which will vest on the first anniversary of the end of the Initial Term (the “Initial Award”). The Initial Award will be subject to the terms and conditions set forth in the applicable award agreements and the Falcon Minerals Corporation 2018 Long-Term Incentive Plan (the “Plan”).

(b) For each fiscal year of the Company during the Employment Term the Executive shall be eligible to receive a target annual bonus of $725,000 (the “Target Annual Bonus”), consisting of (i) an annual cash bonus (the “Annual Cash Bonus”) upon the attainment of one or more pre-established performance goals established in good faith by the Board or the Company’s Compensation Committee (the “Committee”) in its sole discretion, with a target of $275,000 (provided that the Annual Cash Bonus may, at the Company’s election, be paid in fully-vested and freely tradable shares of common stock of the Company) and (ii) an annual equity award grant under the Plan (the “Annual LTIP Award”) with a target grant date fair market value of $450,000. The Annual Cash Bonus for each fiscal year of the Company shall be paid in the next succeeding fiscal year on or before March 15 of such fiscal year.

5. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive shall be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) VACATIONS. During the Employment Term, the Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to executives of the Company as in effect from time to time, without carryforward of unused vacation time from any calendar year to any future calendar year. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company.

(c) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

6. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” means, a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). A Disability shall only be deemed to occur if the Executive has been unable to perform the Executive’s principal duties and responsibilities hereunder for ninety (90) consecutive days or one hundred and twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. Notwithstanding the foregoing, for payments that are subject to Code Section 409A (as defined in Section 24 hereof), Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

(b) DEATH. Automatically upon the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean:

(i) the Executive’s continued and willful failure to substantially perform his material duties (other than as a result of Disability), which continues beyond fifteen (15) days after a written demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties;

(ii) grossly negligent or illegal conduct, or gross misconduct, by the Executive that is reasonably likely to result in material damage to the Company;

(iii) the Executive’s conviction of, or the plea of guilty or nolo contendere or the equivalent in respect to, any felony or a misdemeanor involving an act of dishonesty, moral turpitude, deceit or fraud; or

(iv) the Executive’s material breach of any non-competition, non-solicitation, confidentiality, non-disparagement or other restrictive covenant provision relating to the Company, which breach is not cured (if capable of cure) within fifteen (15) days following written notice of such breach provided by the Company to the Executive that specifically identifies the manner in which the Company believes that the Executive breached any such provisions.

In order to terminate the Executive’s employment for Cause, the Company must provide the Executive with written notice of its intention to terminate his employment for Cause setting forth in reasonable detail the specific conduct allegedly constituting Cause and the specific provisions of this Agreement on which such claim is based.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:

(i) a material diminution in the Executive’s titles, duties or authorities, including (A) a change in the Executive’s reporting such that he no longer reports directly to the Chief Executive Officer or the Board (or a committee thereof) and (B) any material diminution in duties and/or authorities such that the Executive no longer has such duties and/or authorities typically associated with the chief financial officer of a public company;

(ii) a material diminution in the Executive’s Base Salary or Target Annual Bonus opportunity unless such diminution is part of a company-wide or management-wide reduction

(iii) a material breach of this Agreement by the Company; or

(iv) a relocation of the Executive’s principal place of employment to a location more than 50 miles from Houston, TX (unless such new place of employment is closer to the Executive’s personal residence than the prior place of employment).

For any termination by the Executive to constitute a termination for Good Reason under Section 6(e)(i) – (iv), the Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within forty-five (45) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(f) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date provided that the Company pays to the Executive any Base Salary that would have been earned through the end of the 30-day notice period in lieu of the Executive working for the Company during that time).

(g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to the delivery of a non-extension notice by the Company or the Executive in accordance with Section 2 hereof.

7. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iii) and 7(a)(v) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii) any accrued but unused vacation time in accordance with Company policy;

(iv) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable in accordance with the terms of each such plan, program, or grant or as provided in this Agreement;

(v) a pro-rata portion of the Executive’s Target Annual Bonus for the fiscal year in which the Executive’s termination occurs (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), payable in cash or fully-vested and freely tradeable shares of the Company’s common stock, as determined by the Board in its sole discretion (the “Pro Rata Bonus”);

(vi) the earned Annual Cash Bonus and the Annual LTIP Award for any completed fiscal year ending prior to the date of termination, to the extent not previously paid (the “Prior Year Bonus”), payable as and when such Annual Cash Bonus and Annual LTIP Award would have been paid had the Executive’s employment not terminated; and

(vii) subject to (A) the Executive’s (or his covered dependents’) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (B) the Executive’s (or, if applicable, his estate’s) continued compliance with the obligations in Sections 8, 9 and 10 hereof, reimbursement of the Executive’s COBRA premiums at the same level (including coverage for dependents, if applicable) and cost as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) participating in the Company’s group health plan for a number of years equal to the Severance Multiple; provided that the Company may modify the continuation coverage contemplated by this Section 7(a)(vii) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) in a manner with the least economic impact to the Executive; and provided, further, that in the event that the Executive obtains other employment that offers comparable group health benefits, such reimbursements by the Company under this Section 7(a)(vii) shall immediately cease (the benefits described in this Section 7(a)(vii), the “COBRA Reimbursement”).

Collectively, Sections 7(a)(i) through 7(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits.”

(b) DISABILITY. In the event that the Executive’s employment and/or the Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits, the Pro Rata Bonus, and the Prior Year Bonus.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF A NON-EXTENSION OF THIS AGREEMENT BY THE EXECUTIVE OR AS A RESULT OF A NON-EXTENSION OF THIS AGREEMENT AND WAIVER OF SECTION 9(b) BY THE COMPANY. If the Executive’s employment is terminated (I) by the Company for Cause, (II) by the Executive without Good Reason, (III) as a result of the Executive’s non-extension of the Employment Term as provided in Section 2 hereof, or (IV) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof and in the notice provided in accordance with Section 2 the Company states that it is waiving enforcement of, and the Executive shall have no obligation under, Section 9(b) hereof, the Company shall pay to the Executive the Accrued Benefits. In addition, in the event of a termination as a result of Company’s non-extension of the Employment Term pursuant to Section 7(c)(IV), the Executive shall be entitled to be paid a Pro Rata Bonus and the Prior Year Bonus.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF A NON-EXTENSION OF THIS AGREEMENT BY THE COMPANY WITH NO WAIVER OF SECTION 9(b). If the Executive’s employment by the Company is terminated (I) by the Company other than for Cause, (II) by the Executive for Good Reason, or (III) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof and the Company does not state in the notice provided in accordance with Section 2 that it is waiving enforcement of, and the Executive shall have no obligation under, Section 9(b) hereof, subject to the provisions of Section 24 hereof, the Company shall pay to the Executive:

(i) the Accrued Benefits;

(ii) subject to the Executive’s continued compliance with the obligations in Sections 8, 9 and 10 hereof the Pro Rata Bonus;

(iii) subject to the Executive’s continued compliance with the obligations in Sections 8, 9 and 10, an amount equal to the product of (A) the Severance Multiple and (B) the sum of (I) the Executive’s Base Salary and (II) the Target Annual Bonus (with the portion attributed to such Target Annual Bonus payable in cash or in fully-vested and freely tradeable shares of the Company’s common stock as determined by the Board in its sole discretion), with such sum payable (or, to the extent applicable, deliverable) in a single lump sum within ten (10) business days following the Release Effective Date (as defined Section 8 hereof); provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 24 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(iv) the Prior Year Bonus;

(v) the Initial Award will remain outstanding, subject to the terms and conditions set forth in the applicable award agreements and the Plan; and

(vi) the COBRA Reimbursement.

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. For the purposes of this Agreement, the “Severance Multiple” shall mean two (2) minus a fraction, the numerator of which is the number of days of the Executive’s employment during the Employment Term and the denominator of which is 365, in the event the Executive’s termination of employment occurs during the Initial Term and one (1) if the Executive’s termination of employment occurs after the expiration of the Initial Term and during the Employment Term.

(e) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall be deemed to have resigned from any position as an officer, director or fiduciary of any Company-related entity, and shall execute any documentation as requested by the Company to effectuate the foregoing.

(f) EXCLUSIVE REMEDY. The amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment under this Agreement or any breach of this Agreement.

8. RELEASE; NO MITIGATION; NO SET-OFF. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits and any Prior Year Bonus shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination (the “Release Effective Date”). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer. The Company’s obligations to pay the Executive amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates.

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Executive’s employment with the Company, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, other than in the good faith performance of his duties hereunder, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive, (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive, (iii) is independently developed by Executive, or comes into possession of the Executive, other than in connection with his employment hereunder or (iv) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) NONCOMPETITION. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Executive has had and will continue to have access to these customers, (v) the Executive has received and will receive specialized training from the Company and its affiliates, and (vi) the Executive has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Executive’s employment. Accordingly, during the Executive’s employment hereunder and the Restricted Period (as defined below), the Executive agrees that the Executive will not engage in any Competitive Activities (as defined below) in any basin or location in which the Company or its subsidiaries (a) owns any Hydrocarbon Interests (as defined below) or has demonstrable plans to commence any activities or direct or indirect investment in Hydrocarbon Interests as of the Effective Date, or (b) after the Effective Date and before the earlier of a Change-in-Control (as defined in the Plan) and the Executive’s termination of employment, acquires or otherwise makes any direct or indirect investment in any Hydrocarbon Interests or has demonstrable plans to commence any activities or direct or indirect investment in Hydrocarbon Interests. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Executive has no active participation in the business of such corporation, or owning a passive investment in any mutual, private equity or hedge fund or similar pooled investment vehicle. For the purposes of this Agreement, (A) “Competitive Activities” shall mean owning any material interest in (other than through passive limited partnership interests in investment funds), participating in (whether as a director, officer, employee, member, or partner), consulting with, or rendering services for (including as an employee), or otherwise engaging in any business or enterprise whose primary business purpose or activity is (I) the acquisition, ownership, operation, finance, maintenance, exploration, production and development of Hydrocarbon Interests or (II) the sale or other disposition of such Hydrocarbon Interests, (B) “Hydrocarbon Interests” shall mean all non-cost bearing oil and gas properties, mineral properties, mineral servitudes and/or mineral rights of any kind (including overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), including any rights to acquire any of the foregoing and (C) “Restricted Period” means the period beginning on the Executive’s last day of employment with the Company and ending on the first anniversary thereof.

(c) NONSOLICITATION; NONINTERFERENCE.

(i) During the Executive’s employment with the Company and the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or controlled affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or controlled affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii) During the Executive’s employment with the Company and the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or controlled affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or controlled affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c)(ii) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, a general solicitation that is not targeted at employees, representatives, agents, vendors, joint venturers, or licensors of the Company or its subsidiaries controlled affiliates shall not constitute a breach of this Section 9(c)(ii).

(d) NONDISPARAGEMENT. The Executive agrees not to make negative or disparaging statements or communications to third parties that are intended to, or can be reasonably expected to, damage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company. For the avoidance of doubt, and without limitation, Executive’s agreement in this Section 9(d) not to make negative or disparaging statements or communications to third parties that are intended to, or can be reasonably expected to, damage the Company or its officers, directors, employees, shareholders, agents or products continues in full force and effect following the termination of this Agreement and is not limited to the period while Executive was employed by the Company and shall continue to bind Executive at all times after the termination of this Agreement. In addition, Executive agrees that such non-disparagement obligation shall also prohibit Executive from making any negative, critical, derogatory, disparaging or harmful comments or statements to third parties that are intended to, or can be reasonably expected to, damage the officers, directors, employees, shareholders, agents or products of any of the Company’s direct and indirect owners and shareholders (to the extent such owners and shareholders are known by the Executive to be owners or shareholders of the Company), including Blackstone and its affiliated funds that have a direct or indirect ownership interest in the Company, in each case in their capacity as officers, directors, employees, owners, shareholders and agents of the Company or the Company’s direct and indirect owners and shareholders (including, without limitation, their involvement with the Company as a result of such capacity). The Executive further agrees that, for purposes of the foregoing, the term “disparage” includes, without limitation, communications, comments or statements to the press (or any other media source, outlet, or forum, including any reporters, interviews, bloggers, weblogs, websites, chat rooms, newspapers, magazines, periodicals, journals, television stations or productions, radio stations or programs, or news organizations), to the Company’s employees or to any individual or entity with whom the Company has a business relationship, or any statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company’s current or former officers, directors, employees, shareholders, agents or products. The Company agrees to instruct its officers and directors at the time of the Executive’s termination and, to the extent the Executive is terminated in connection with a Change in Control (as defined in the Plan), its officers and directors in the ninety (90) day period following such Change in Control, not to make negative or disparaging statements or communications to third parties that are intended to, or can be reasonably expected to, damage the Executive other than in the good faith performance of duties to the Company. This Section 9(d) shall not be violated by truthful statements in connection with any legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e) INVENTIONS.

(i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company but at the Company’s sole expense. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f) RETURN OF COMPANY PROPERTY. Promptly following the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s Outlook contacts and calendar (or similar items) provided that such items only include contact and calendar information.

(g) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9 hereof. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Executive is subject to the constraints in Section 9(a) hereof, the Executive will provide a copy of Section 9 of this Agreement to such entity. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9. The parties to this Agreement agree that, in any action brought by the Company to enforce any of the provisions of this Section 9, the prevailing party will be entitled to recover its reasonable attorneys’ fees and costs from the other party. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9, so long as, as part of any such enforcement effort, the affiliate agrees to be directly obligated under Section 9(d) as if it were the Company. The Company acknowledges that its covenant in Section 9(d) has a unique, very substantial and immeasurable value to the Executive. The Company further covenants that it or its affiliates will not challenge the reasonableness or enforceability of the covenants set forth in Section 9(d).

(h) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) TOLLING. In the event of any violation of the provisions of this Section 9, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j) SURVIVAL OF PROVISIONS. The obligations contained in Sections 9 and 10 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

10. COOPERATION. Upon the receipt of reasonable notice from the Company or its outside counsel, the Executive agrees that while employed by the Company and thereafter, the Executive will reasonably respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates (other than any claims asserted by the Executive), and will reasonably assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates (other than any claims that may be asserted against the Executive), to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the “Claims”). The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses and all reasonable legal expenses incurred by the Executive in complying with this Section 10. To the extent such cooperation occurs subsequent to the termination of the Executive’s employment (and, if the Executive received payment pursuant to Section 7(d)(iii), hereof, subsequent to the expiration of twelve (12) months), the Company shall compensate the Executive for such cooperation at a daily rate equal to (i) the sum of the Executive’s final Base Salary divided by (ii) three hundred and sixty-five (365). Additionally, to the extent such cooperation occurs subsequent to the termination of the Executive’s employment, the Company shall reasonably schedule any cooperation of the Executive to occur on mutually agreeable dates and times, and at mutually agreeable locations, to the extent practicable.

11. WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to, or discussing any possible violations with, any governmental agency or entity or self-regulatory organization, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, any agency Inspector General, and FINRA, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be not required to notify the Company that such reports or disclosures have been made.

12. EQUITABLE RELIEF AND OTHER REMEDIES; CLAWBACK.

(a) EQUITABLE RELIEF AND OTHER REMEDIES. (a) The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof may be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Executive of Sections 9(a), (b), (c), and/or (e) hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be repaid to the Company, as the sole remedy of the Company and its subsidiaries and affiliates for such a violation, in lieu of any monetary damages, attorneys’ fees, costs, or any claims for any other monetary amounts that could otherwise be sought or claimed for any violation of Sections 9(a), (b), (c), and/or (e) of this Agreement.

(b) CLAWBACK. The Executive acknowledges and agrees that in the event that a Clawback Event (as defined below) occurs, the Executive will repay the Company one hundred percent (100%) of the pre-tax value (including any tax benefit as a result of repayment) of any Pro Rata Bonus or Severance Payments the Executive received under the Agreement and shall forfeit any Severance Payments that have not yet been paid to Executive (collectively, the “Clawback Amount”) within ten (10) days of the Company’s written request of repayment. THE EXECUTIVE ALSO AGREES, AND THE COMPANY AGREES, THAT THE PRECISE AMOUNT OF DAMAGES FLOWING FROM ANY VIOLATION OF THE SPECIFIED AGREEMENTS WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO CALCULATE OR PROVE, AND THAT THE CLAWBACK AMOUNT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY THE COMPANY IN THE EVENT OF A CLAWBACK EVENT AND THAT THE REMEDIES SET FORTH IN THIS PARAGRAPH ARE NOT EXCLUSIVE AND SHALL BE IN ADDITION TO ANY OTHER LEGAL OR EQUITABLE REMEDY THAT MAY BE AVAILABLE. For purposes of this Agreement, “Clawback Event” means the good faith determination, within 12 months following the termination of employment but before a Change-in-Control (as defined in the Plan), that one of the following has occurred (i) any act or omission constituting misconduct that is a significant contributing factor to the Company having to restate its financial statements, (ii) the fact that the Company’s financial results, as used to determine the Executive’s incentive compensation, are found to reflect a material error or otherwise be materially inaccurate, whether or not the Executive was responsible for, or the Executive’s actions were a significant contributing factor with respect to, the inaccuracy (provided that, in the event the Executive was not responsible for, or the Executive’s actions were not a significant contributing factor with respect to, the inaccuracy, the Clawback Amount will be limited to the after-tax cash value of excess incentive compensation received by the Executive in cash or the after-tax number of shares of Company stock received by the Executive in the case of incentive compensation paid in Company stock), (iii) the Company learns after the Executive’s termination of employment that the Executive engaged in conduct that is or could have been a basis for termination for Cause under this Agreement and which causes a material and adverse reputational or financial harm to the Company and/or (iv) the Executive breaches any provision of this Agreement in any material respect, including, without limitation, Section 11 hereof, or any of the restrictive covenants and other provisions contained in Section 9 of the Agreement and the cooperation provisions contained in Section 10 of the Agreement.

13. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

in the books and records of the Company.

If to the Company:

510 Madison Avenue 8th Floor

New York, NY 10022

Attention: Chief Legal Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 12 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration, (a) the arbitration costs shall be borne entirely by the Company, (b) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, provided that the Company will reimburse the Executive for all costs (including reasonable attorneys’ fees) incurred in a dispute if the Executive prevails on any material issue involved in such dispute.

19. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the greatest extent permitted by law or provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company, and shall provide advancement of expenses to the greatest extent permitted under applicable law. This obligation shall survive the termination of the Executive’s employment with the Company.

20. LIABILITY INSURANCE. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

21. GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its choice of law provisions). As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

22. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

23. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or impair in any way the performance of the Executive’s duties and obligations hereunder. In addition, the Executive acknowledges that the Executive is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Executive in compliance therewith.

24. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) DELIVERY OF SHARES ON NET BASIS. In the event the Executive is to be issued shares of common stock in accordance with this Agreement, the Company shall, upon the Executive’s election, retain a sufficient number of such shares to satisfy the Executive’s tax withholding obligations and deliver the remaining shares on a net share settlement basis.

(c) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A to avoid imposition of any additional taxes or interest. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24(c)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ Claire R. Harvey
Name:	Claire R. Harvey
Title:	Chair of the Board

EXECUTIVE

By:	/s/ Matthew B. Ockwood
Matthew B. Ockwood

Exhibit A

GENERAL RELEASE

I, Matthew B. Ockwood, in consideration of and subject to the performance by Falcon Minerals Corporation (together with its subsidiaries, the “Company”) of its obligations under the Employment Agreement dated as of June 28, 2021 (the “Agreement”) do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.	My employment or service with the Company and its affiliates terminated as of [●], 20[●], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). I understand the payments and benefits payable to me pursuant to the Agreement other than the Accrued Benefits (collectively, the “Separation Benefits”) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Separation Benefits specified in this General Release unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that the Separation Benefits are subject to my compliance with Sections 9 and 10 of the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such Separation Benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.	Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I hereby knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have against the Company or any of the Released Parties occurring at any time prior to the date I sign this General Release, including without limitation, that arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving any claims or rights (i) to the Accrued Benefits or the Separation Benefits to which I am entitled under the Agreement, (ii) relating to directors’ and officers’ liability insurance coverage or any right of indemnification or advancement of expenses under the Company’s organizational documents, the Agreement or otherwise, (iii) as an equity or security holder in the Company or its affiliates, (iv) arising under Section 9(d) of the Agreement for any period following the date hereof, or (v) with respect to vested benefits under any of the Company’s benefit plans.

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that if I violate this General Release by suing the Company or the other Released Parties (other than a lawsuit solely seeking to invalidate this General Release for any alleged failure to comply with the Older Workers Benefit Protection Act), I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.	Without expanding any right I may have under applicable law or limiting any obligation I owe, any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from discussing any issue with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self- regulatory organization or any governmental entity or receiving any SEC awards.

11.	I hereby acknowledge that Sections 7 through 14, 19 through 22 and 24 of the Agreement shall survive my execution of this General Release (and all such Sections of the Agreement, including without limitation, Section 9(a) (Confidentiality), Section 9(c) (Nonsolicitation Noninterference), Section 9(d) (NonDisparagement), Section 9(e) (Inventions), Section 9(f) (Return of Company Property), Section (g) (Reasonableness of Covenants), Section 9(h) (Reformation), Section 9(i)(Tolling), Section 9(j) (Survival of Provisions), Section 10 (Cooperation), Section 12 (Equitable Relief and Other Remedies; Clawback), and Section 24(c) are expressly hereby incorporated by reference as if fully set forth herein), except that I understand that the Company is hereby waiving enforcement of, and I shall have no obligation under, Section 9(b)(Noncompetition) of the Agreement. I affirm, acknowledge and agree that I continue to be subject to the restrictive covenants and other provisions contained in Section 9 of the Agreement[, with the exception of Section 9(b),][1] and the cooperation provisions contained in Section 10 of the Agreement and that such affirmation, acknowledgment and agreement is a material term of this General Release, absent which the Company would not enter into this General Release. I also agree, and understand that the Company agrees, that Sections 18 (Arbitration) and 21 (Governing Law; Waiver of Jury Trial) of the Agreement are incorporated herein by reference and shall apply mutatis mutandis to this General Release and any dispute or controversy arising under or in connection with this General Release; provided that I shall pay all of my own costs and expenses and the Company shall pay all of its own costs and expenses, in each case, including, without limitation, its or my own legal fees and expenses, even if I or the Company prevail on any material issue involved in such dispute or controversy.

12.	I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.	This General Release may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. Any facsimile or pdf copy (or electronic signature) of any party’s executed counterpart of this General Release will be deemed to be an executed original thereof.

[1]	NTD: Insert if applicable.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I MAY NOT SIGN THIS AGREEMENT BEFORE THE SEPARATION DATE AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21] [45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER MY EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT;

8.	UPON ITS EFFECTIVENESS, THIS GENERAL RELEASE (TOGETHER WITH THE SURVIVING PROVISIONS OF THE AGREEMENT) AND ANY BENEFIT PLANS RELATING TO THE ACCRUED AMOUNTS) CONTAINS THE ENTIRE AGREEMENT AND UNDERSTANDING OF THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES AND REPLACES ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS (WHETHER ORAL OR WRITTEN) REGARDING THE SUBJECT MATTER HEREOF. I ACKNOWLEDGE THAT NO PROMISES OR REPRESENTATIONS, ORAL OR WRITTEN, HAVE BEEN MADE BY THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES OTHER THAN THOSE EXPRESSLY STATED HEREIN AND IN THE SECTIONS OF THE AGREEMENT REFERENCED HEREIN, AND THAT I HAVE NOT RELIED ON ANY OTHER PROMISES OR REPRESENTATIONS IN SIGNING THIS GENERAL RELEASE; AND

9.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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